June 18, 1998

                                   IMPORTANT
                                REMINDER NOTICE


Dear SoGen Shareholder:

Recently you received a proxy statement on behalf of the Board of Directors of SoGen International Fund, Inc. This is a reminder notice requesting that you vote your shares. For your convenience you may vote by one of three methods:

1.)    Internet - www.proxyvote.com
2.)    Telephone - Call toll free at 1-800-690-6903
3.)    Mail - Sign and return the enclosed ballot in the accompanying postage paid envelope.

Shareowners of SoGen International Fund, Inc. are being asked to approve the proposal, which is described in detail in the Proxy Statement, which was sent to you in an earlier mailing. Please vote your shares promptly.

                       REMEMBER YOUR VOTE IS IMPORTANT.